Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 85921 USA

Allied Nevada Reports 2009 Net Income of $8.5 Million

or $0.13 Per Share

Cost of Sales per Ounce of Gold Sold of $392 in 2009

March 11, 2010 Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to report its financial results for the three months and year ended December 31, 2009, along with confirmation of its previously reported operating results and a reiteration of its 2010 Outlook. The results presented in this press release should be read in conjunction with the Company’s Form 10-K (annual report) filed on SEDAR and Edgar and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP and are expressed in U.S. dollars.

Operating and Financial Highlights:

•

As previously reported, Allied Nevada expects to sell approximately 100,000 ounces of gold in 2010 at cost of sales per ounce of gold sold[1] of $400-$450. The Hycroft mine is operating as planned in 2010 with production in January and February of approximately 15,300 ounces of gold and approximately 36,300 ounces of silver. All areas of the newly constructed leach pad are under leach and operating as planned. Solution grades and gold recovery from new ore under leach indicates that the leaching of ore on these new areas is performing as expected. Based on this performance, management believes that the operation has overcome the short-term operational challenges it experienced in 2009 and is confident the mine is on track to meet 2010 guidance.

•

Allied Nevada reported its first year of positive earnings with net income of $8.5 million ($0.13 per share) for the year ended December 31, 2009, compared with a net loss of $79.6 million ($1.49 per share) for the year ended December 31, 2008. Fourth quarter net income for 2009 was $17.8 million, compared with a net loss of $53.2 million for the fourth quarter of 2008.

•

Net income for the year ended December 31, 2009, includes a non-cash deferred income tax benefit of $17.9 million partially offset by a non-cash loss of $5.2 million attributable to the change in the fair value of equity-linked financial instruments.

•

Revenue from gold sales of 14,395 ounces and 42,358 ounces were $15.8 million and $42.4 million for the three months and year ended December 31, 2009, respectively, at average realized gold prices of $1,100 per ounce for the fourth quarter of 2009 and $1,003 per ounce for the year ended 2009.

•

Cost of sales per gold ounce[1] sold (excluding depreciation and amortization) exceeded management’s expectations for the year ended December 31, 2009 at $392 per ounce and $382 per ounce for the fourth quarter of 2009. Lower fuel prices, fewer tonnes mined, higher grades and the credit from silver revenue all contributed to the lower than anticipated costs.

•

In 2009, higher than expected ore grades of both gold and silver were mined, averaging 0.75 grams per tonne (“g/t”) gold and 7.58 g/t silver. Despite mining fewer tonnes than expected, ore placed on the pad in 2009 contained approximately 214,200 ounces of gold and 2.2 million ounces of silver (or approximately 121,200 ounces of recoverable gold and 216,200 ounces of recoverable silver), which was significantly better than management’s expectations.

•

Cash used in operating activities was $2.9 million and $23.8 million for the fourth quarter of 2009 and for the year ended December 31, 2009, respectively, compared with cash used in operating activities of $14.5 million and $30.7 million for the same periods in 2008. Cash used in operating activities was higher in 2008, as the mine was not producing gold for the first nine months of 2008.

•

For the three months and year ended December 31, 2009, cash used in investing activities was $5.1 million and $11.1 million, respectively, compared with $1.7 million and $40.1 million in the same periods in 2008. Capital expenditures in the three months and year ended December 31, 2009 of $2.4 million and $6.7 million, respectively, were primarily for the purchase of additional equipment, which is under capital lease, and for the leach pad expansion.

•

For the three months and year ended December 31, 2009, cash provided by financing activities was $1.2 million and $110.0 million, respectively, compared with $0.1 million used in financing activities and $67.2 million provided by financing activities in the same periods for 2008. Cash provided by financing activities in 2009 was primarily a result of the completion of a CDN$100 million financing, the redemption of warrants and the exercise of stock options.

•

Allied Nevada ended the fiscal year 2009 with cash and cash equivalents of $91.6 million compared with $16.5 million as at December 31, 2008, primarily as a result of the CDN$100 million financing completed in August 2009.

“We completed a remarkable amount of work in 2009 and, despite not meeting production expectations at Hycroft, we feel that this has been a very successful year,” commented Scott Caldwell, President and CEO of Allied Nevada. “We’ve posted earnings in our first full year of mining operations and delivered exceptional costs on a per ounce basis, being among the lowest in the United States. Production in January and February is performing as planned and we are looking forward to a successful year in 2010. We are now exploring opportunities to maximize the potential at Hycroft through exploration, oxide optimization and sulphide development programs. In terms of upcoming news, we plan to announce a resource update and continued metallurgical work on sulphide mineralization in the coming weeks.”

2009 Year End Financial Results | 2

Operations Update

The Hycroft mine poured its first gold on December 7, 2008 and completed its first full year of operations in the third quarter of 2009. Key operating statistics for the three months and year ended December 31, 2009:

	Three months ended Dec. 31, 2009	Year ended Dec. 31, 2009
Ore mined (thousands of tonnes)	1,587	8,865
Waste mined (thousands of tonnes)	3,746	15,557

Total material mined (thousands of tonnes)	5,333	24,422

Ore grade - gold (g/t)	0.88	0.75
Ore grade - silver (g/t)	7.72	7.58
Ounces sold - gold	14,395	42,358
Ounces sold - silver	20,689	53,125
Average realized price - gold	$1,099.82	$1,002.67
Average realized price - silver	$17.00	$15.20
Average spot price - gold	$1,099.63	$972.35
Average spot price - silver	$17.57	$14.67
Cost of sales, net of byproduct credits (thousands) (1)	$5,502	$16,605
Cost of sales per gold ounce (1)	$382	$392

As previously announced, during 2009, the Hycroft Mine completed its first full year of mining operations and the Company sold 42,358 ounces of gold and 53,125 ounces of silver in the year ended December 31, 2009. Cost of sales per ounce of gold sold1 for the year ended December 31, 2009 of $392 was better than the full-year guidance of $460-$480 per ounce previously reported. Better than expected costs were due to lower than anticipated commodity prices, the mining of more ounces due to higher than anticipated grades and treatment of silver as a byproduct credit. The Company mined 24.4 million tonnes of material, including 8.9 million tonnes of ore at an average grade of 0.75 g/t gold and 7.58 g/t silver for the year ended December 31, 2009. The mine placed approximately 214,200 ounces of gold on the pad and approximately 2,161,800 ounces of silver (or 121,200 ounces of recoverable gold and 216,200 ounces of recoverable silver) in the year ended December 31, 2009, which is 25,500 ounces of gold higher than planned, primarily as a result of the higher than anticipated grades.

Hycroft did not achieve management’s expected production rates in 2009 due to a number of operational challenges stemming from a delay in receiving the permit to operate the newly constructed areas of leach pad expansion. The delay required the mine to short-cycle ore placed on the pad, not allowing the proper percolation of solution through ore before stacking fresh ore on top. Additionally, ore being placed was acid-leach material, which requires a slower application rate and longer leach timing. It was also discovered in the fourth quarter that cyanide consumption was much higher than anticipated. The acid leach material mined in 2009, for which we have only limited historical operating data, had relatively high sulphur and silver grades requiring a higher cyanide concentration to be used. These issues all contributed to the shortfall of ounces sold in 2009 as compared to management’s expectations. We believe these issues have been corrected and production levels and leach pad performance are consistent with management’s expectations. For the first two months of 2010, the mine has produced approximately 15,300 ounces of gold and approximately 36,300 ounces of silver, indicating the mine has now achieved expected production rates. Current production from the new areas of pad under leach is performing as expected with recoveries and gold release within planned levels.

[1]

“Cost of sales per ounce of gold sold” is a non-GAAP measure. We believe the measure, along with sales, to be a key indicator of a company's ability to generate operating earnings and cash flow from its mining operations. Costs of sales per ounce of gold sold presented do not have a standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other mining companies. It should not be considered isolation as a substitute for measures of performance prepared in accordance with GAAP. A reconciliation of the calculation of this non-GAAP measure is presented at the end of this press release.

2009 Year End Financial Results | 3

Significant Achievements in 2009

•

In March 2009, we announced an update to the resource estimate at Hycroft of gold measured and indicated resources of 5.9 million ounces (440.9 million tonnes at 0.43 grams per tonne (“g/t”) using a cut off grade of 0.17 g/t for oxide material and 0.45 g/t for sulphide material) and silver measured and indicated resources of 117.5 million ounces (104.6 million tonnes at 36.12 g/t). Inferred silver resources were 114.9 million tonnes grading 49.78 g/t. The resource estimate was derived from 3,626 holes drilled on the property. The majority of the increase in oxide measured and indicated ounces is due to the result of metallurgical test work on the material contained in the oxide/sulphide boundary zone. Inferred resources declined slightly as more inferred ounces were converted to the measured and indicated category than were replaced by new additions. Proven and probable reserves of 1.1 million ounces of gold (66.4 million tonnes grading 0.55 g/t) from previously reported reserves in September 2008 did not change as a result of this new estimate. A resource update is expected by the end of the first quarter of 2010.

•

In April 2009, we announced positive initial metallurgical results on sulphide mineralization which indicated that the mineralization is amenable to concentration using simple, conventional flotation technology. Rougher flotation results revealed recovery of gold and silver in the high 80% range using a coarse grind with cleaner flotation results indicating an overall flotation concentration in excess of 20:1. This has been confirmed with subsequent testing and ongoing work will continue to identify the most cost effective extraction methods and optimal processing plan for the sulphide mineralization. Additional testing completed in 2009 confirmed these results. Testing of 20 new samples taken from other areas of the mine is nearing completion and results are anticipated by the end of the first quarter of 2010.

•	In July 2009, we completed the construction of a new refinery at Hycroft allowing for the refining of metals on-site, reducing the time to produce and sell doré.

•

In August 2009, we completed a cross-border public offering of 11,150,000 shares of common stock of the Company at a price of CDN$9.00 per common share, for aggregate gross proceeds of approximately CDN$100,350,000. This provided a much stronger balance sheet, thereby allowing the Company the flexibility to accelerate its exploration program to aid in expansion and optimization studies for oxide mineralization and development of a feasibility study for sulphide mineralization.

2009 Year End Financial Results | 4

•

In September 2009, we began an accelerated exploration program at Hycroft. In 2009, we drilled 129 holes, totaling approximately 29,000 meters, with an encouraging discovery in the Vortex zone to the south of the Brimstone pit of high-grade silver mineralization. As announced in 2010, this drilling indicates that we may have discovered the mineralizing feeder system; however, further drilling is required to confirm the continuity of this high-grade mineralization.

•

In November 2009, we completed the second phase of the Brimstone leach pad expansion, a 2.4 million square foot expansion on-time and on-budget. All cells of the expansion are now under leach and performing as expected.

•	In 2009, we received a “Sentinels of Safety” award at Hycroft for 2008, highlighting the mine’s excellent safety record.

Reiterating 2010 Outlook

We are through the commissioning phase, and operations at Hycroft have reached a steady-state. In 2010, we are expecting to mine approximately 19 million tonnes of material, including approximately 11 million tonnes of ore at an average grade of 0.56 g/t gold and 9.7 g/t silver. Based on this operating plan, gold sales are expected to be approximately 100,000 ounces at a cost of sales per ounce of gold sold1 of between $400-$450 in 2010. Projected cost of sales per ounce of gold sold1 for 2010 was determined assuming a gold price of $900/ounce and a fuel price of $90/barrel and takes into account revenue from silver production as a byproduct credit based on a 2:1 production ratio of silver to gold and a $15/ounce silver price. Projected costs for 2010 are expected to be higher than 2009 actual costs due to anticipated lower grades mined, higher fuel prices (representing approximately $20/ounce) and increased cyanide consumption (representing approximately $19/ounce) in 2010. Based on current life of mine plans, a $10 per barrel movement in the price of West Texas Intermediate (type of crude oil used as a benchmark in oil pricing) will impact the annual operating costs for fuel and lubricants at the Hycroft mine by approximately $1 million (or $10 per ounce).

Capital expenditures in 2010 are expected to be approximately $25 million. At Hycroft, we expect to begin construction on phase three of the Brimstone leach pad expansion in the second quarter of 2010. This phase is expected to increase the available heap leach pad space by a further 3.5 million square feet at a capital cost of approximately $10 million. Construction of this third phase of the expansion is expected to be completed by the end of the third quarter of 2010. In addition, we announced our intention to begin crushing ore at Hycroft in 2010 with the purchase of a mobile crushing system capable of crushing four million tonnes of material per year (or approximately 30% of ore tonnes mined), expected in the first half of the year. With the addition of this system, gold recovery of crushed ore is expected to increase from current run of mine performance of 56.6% to approximately 78% and silver recovery of crushed ore is expected to increase from current run of mine performance of 10% to approximately 30%. Hycroft expects to expand the mining fleet with the addition of a second production drill, a D-11 size dozer, primarily to be used for the reclamation of the historic Crofoot leach pad, and other ancillary mining and production equipment.

A 30,500 meter exploration program at Hycroft has been designed for 2010 with a focus on expanding oxide and sulphide resources, converting oxide resources to the reserve categories and inferred sulphide resources to the measured and indicated categories and testing the extent of high-grade silver anomalies

2009 Year End Financial Results | 5

encountered at the end of the 2009 drill season. Exploration spending at Hycroft is success-driven and is expected to be approximately $16 million in 2010. In addition, the Company intends to conduct targeted surface exploration and drilling on certain of its advanced and exploration properties where the Company believes encouraging exploration opportunities exist.

We are expecting to provide a reserve and resource update at the end of the first quarter in 2010.

Metallurgical test work is escalating with the significant number of samples of oxide and sulphide mineralization attained during the 2009 drill season, and we expect to be releasing results of this test work over the course of the year. A significant portion of the metallurgical test work will focus on property wide sulphide mineralization in preparation of a feasibility study, expected in the first half of 2011.

The Company continues to review near and long-term opportunities with a view to increasing production, reducing costs and extending the life of the Hycroft mine. These initiatives include:

1.	Mining rate for oxide: The mine is currently processing through approximately 11 million tonnes of run of mine heap leach oxide ore per year. An initial internal study indicated that accelerating this mining rate, with the addition of the crushing system announced in an earlier press release, at a nominal capital cost may improve production by up to 30% with little impact to costs. A decision on an accelerated oxide mine plan is expected to be made in the second quarter of 2010.

2.	Sulphide resource development: Preliminary metallurgical testing completed in 2009 indicated that sulphide material is amenable to simple flotation concentration, and that gold and silver recoveries are approximately 88% and 85%, respectively. We are in the initial stages of preparing a feasibility study to determine the economic viability of mining this sulphide mineralization. It is currently expected that this study will be completed in the first half of 2011.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding timing and results of exploration drilling, assay programs and test work at Hycroft; the Company’s expectation regarding the projected timing and outcome of engineering studies; expectations regarding the cost, financing and the purchase and installation of equipment for the proposed crushing system and other equipment and the anticipated benefits of such systems; expectations regarding potential growth opportunities, construction and expansions at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulphide mineralization at Hycroft; the Company’s expectations regarding the potential to increase production and reduce costs at Hycroft; reserve and resource estimates; cost estimates, estimates of gold and silver grades; estimates of recovery rates; expectations regarding the life of the Hycroft mine and the cash flow generated by the property; expectations regarding the amount of future gold and silver production and sales from the Hycroft mine and the associated cost of sales; expectations regarding the Company’s future capital requirements and expenditures and the sources and adequacy of liquidity available to the Company; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration

2009 Year End Financial Results | 6

and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

1.	Non-GAAP Measures

Allied Nevada provided the non-GAAP measure of “cost of sales per gold ounce” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measure does not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measure is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The calculation of this non-GAAP measure is presented below:

	Three months ended Dec. 31, 2009	Year ended Dec. 31, 2009
Cost of sales (thousands)	$5,859	$17,411
Less: Silver revenues (thousands)	$(357)	$(806)

Cost of sales, net of byproduct credits (thousands)	$5,502	$16,605
Gold ounces sold	14,395	42,358
Cost of sales per gold ounce sold	$382	$392

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada and has reviewed the technical information contained in this news release.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

2009 Year End Financial Results | 7

ALLIED NEVADA GOLD CORP.

CONSOLIDATED BALANCE SHEETS

(US dollar thousands, except share amounts)

	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$91,581	$16,511
Inventories	6,773	2,258
Ore on leachpads	34,179	2,737
Prepaids and other	3,911	1,238
Deferred tax asset, current portion	4,344	—

Current assets	140,788	22,744
Restricted cash	14,066	12,637
Plant and equipment, net	35,367	29,294
Mine development costs	10,389	8,827
Reclamation premium and asset retirement cost asset	2,431	2,174
Mineral properties	35,845	36,583
Deferred tax asset, long-term portion	13,539	—

Total assets	$252,425	$112,259

Liabilities:
Accounts payable	$12,414	$7,944
Amounts due to related parties	28	191
Accrued liabilities and other	1,476	1,057
Capital lease obligations, current portion	1,298	602
Asset retirement obligation, current portion	476	98

Current liabilities	15,692	9,892
Deferred royalty income	686	634
Capital lease obligations, long-term portion	4,700	2,392
Asset retirement obligation, long-term portion	6,167	5,735
Other accrued liabilities	2,000	—

Total liabilities	29,245	18,653

Commitments and Contingencies
Shareholders’ Equity:
Common stock
($0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 73,837,267 at December 31, 2009 and 57,433,144 at December 31, 2008)	74	57
Additional paid-in-capital	317,923	195,381
Accumulated deficit	(94,817)	(101,832)

Total shareholders’ equity	223,180	93,606

Total liabilities and shareholders’ equity	$252,425	$112,259

2009 Year End Financial Results | 8

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(US dollars in thousands, except shares and per share amounts)

	Years Ended December 31,
	2009	2008	2007
Revenue:
Gold sales	$42,398	$—	$—
Silver sales	806	—	—

	43,204	—	—

Operating expenses:
Cost of sales (excludes depreciation, amortization, and accretion)	17,411	—	—

	25,793	—	—

Stripping costs	8,255	—	—
Mine start-up costs	—	12,028	—
Depreciation and amortization	3,132	1,587	349
Exploration and land holding costs	5,554	16,658	6,233
Impairment of mineral properties	—	38,970	678
Accretion	394	411	223
Corporate general and administrative	12,355	9,584	4,863

Loss from operations	(3,897)	(79,238)	(12,346)

Interest income	49	932	1,030
Interest expense	(1,030)	(1,876)	(11)
Loss due to change in value of equity-linked financial instruments	(5,152)	—	—
Net foreign exchange gain (loss)	536	(267)	—
Other income	62	808	62

Loss before income taxes	(9,432)	(79,641)	(11,265)

Income tax benefit	17,883	—	—

Net income (loss)	$8,451	$(79,641)	$(11,265)

Earnings (loss) per share:
Basic:
Weighted average number of shares outstanding	63,850,230	53,469,516	26,955,029
Income (loss) per share	$0.13	$(1.49)	$(0.42)
Diluted:
Weighted average number of shares outstanding	65,440,954	53,469,516	26,955,029
Income (loss) per share	$0.13	$(1.49)	$(0.42)

2009 Year End Financial Results | 9

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$8,451	$(79,641)	$(11,265)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Depreciation and amortization	3,132	1,587	349
Amortization of deferred loan costs	87	1,748	—
Impairment of mineral interests	—	38,970	678
Accretion	394	411	223
Stock-based compensation	3,776	3,938	1,250
Foreign exchange loss	1,018	313	—
(Gain) loss on disposal of assets	92	(809)	—
Loss due to change in fair value of equity-linked financial instruments	5,152	—	—
Recognition of deferred income	(152)	—	—
Deferred income tax benefit	(17,883)	—	—
Allocated expenses from Parent company	—	—	86
Change in operating assets and liabilities:
Inventories	(3,992)	(2,098)	(50)
Ore on leach pads	(27,778)	(2,721)	—
Prepaids and other	(2,673)	(170)	(961)
Reclamation expenditures	(167)	—	—
Accounts payable and amounts due to related parties	4,307	7,172	955
Accrued liabilities and other	2,419	586	329

Net cash used in operating activities	(23,817)	(30,714)	(8,406)

Cash flows from investing activities:
Additions to plant and equipment	(6,664)	(26,803)	(269)
Additions to mine development costs	(3,210)	(8,496)	—
Additions to mineral properties	—	—	(15,000)
Increase in restricted cash	(1,429)	(7,051)	(266)
Proceeds from advance minimum royalties	200	634	339
Proceeds on disposal of mineral properties	—	1,625	2,000

Net cash used in investing activities	(11,103)	(40,091)	(13,196)

Cash flows from financing activities:
Proceeds on issuance of common stock	117,388	74,724	42,272
Offering costs	(5,193)	(5,171)	(786)
Proceeds from term loan	6,348	9,745	—
Repayment of term loan	(7,366)	(10,058)	—
Payment of loan costs	(87)	(1,748)	—
Repayments of principal on capital lease agreements	(1,100)	(281)	(9)
Intercompany funding from Parent company	—	—	223

Net cash provided by financing activities	109,990	67,211	41,700

Net increase (decrease) in cash and cash equivalents	75,070	(3,594)	20,098
Cash and cash equivalents, beginning of year	16,511	20,105	7

Cash and cash equivalents, end of year	$91,581	$16,511	$20,105

Supplemental cash flow disclosures:
Cash paid for interest	$1,050	$2,075	$11
Non-cash financing and investing activities
Common shares issued for Pescio and Vista assets	—	—	79,210
Shares issued in satisfaction of liability for equity-linked financial instruments	9,484	—	—
Warrants issued for services	—	—	182
Mining equipment acquired by capital lease	4,105	3,241	—

2009 Year End Financial Results | 10